Exhibit 10.4

TWO RIVER COMMUNITY BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”) was originally adopted July 7, 2005, by and between TWO RIVER COMMUNITY BANK, a New Jersey-chartered commercial bank located in Tinton Falls, New Jersey (“Bank”) and WILLIAM MOSS (the “Executive”). The Agreement was amended October 31, 2008, June 1, 2010 and December 31, 2011. This amendment and restatement of the Agreement incorporates the prior amendments and is effective July 1, 2013. The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.0.

“Bank” means, for all purposes of this Agreement, Two River Community Bank and all of those entities (including, as of the date of this Amendment, Two River Bancorp) which are within the same controlled group of corporations within the meaning of Section 1563(a) of the Code as is Two River Community Bank and which are, with Two River Community Bank, deemed to be a single employer by the application of Section 414(b) of the Code, all of which entities (including Two River Community Bank) shall be conclusively deemed for all purposes of the Agreement to be a single entity and a single recipient of the services provided by the Executive to any such entity, or any combination of such entities.

1.1.	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.2.

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3.	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.4.	“Change in Control” means the occurrence of any of the following events:

(a) The sale or disposition by Two River Bancorp (“TRB”) of all of its stock in Two River Community Bank (“TRCB”), or the sale or disposition by TRCB of substantially all of its assets;

(b) The acquisition of voting common capital stock of TRB in a single transaction or a series of interdependent transactions as a result of which the acquirers actually own or control common capital stock representing the right to cast at least a majority of the votes which could, without giving effect to any change in the capital structure of TRB which occurs subsequent to the consummation of such transaction or series of transactions, be cast at the next regular meeting of shareholders; or

(c) A merger, consolidation or other reorganization of either, or both of, TRB or TRCB as a result of which as least a majority of the Board of Directors of the surviving entity are not Continuing Directors. “Continuing Directors” shall be those individuals who are directors of TRB or TRCB, as the case may be, at such time as the plan of merger, consolidation or other reorganization is approved by the board of directors of TRB or TRCB.

1.5.	“Code” means the Internal Revenue Code of 1986, as amended.

1.6.

“Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Executive’s employer. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Executive’s employer. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.7.	“Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause, or following a Change in Control.

1.8.	“Effective Date” means November 1, 2004. The effective date of this amendment and restatement is July 1, 2013.

1.9.	“Normal Retirement Age” means the Executive attaining age sixty five (65).

1.10.	“Plan Administrator” means the plan administrator described in Article 6.

1.11.

“Plan Year” means each twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31, 2005.

1.12.	“Schedule A” means the Schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.13.

“Separation from Service” means the termination of the Executive’s employment with the Bank ender circumstances which meet the standards set forth in this Section 1.13, for reasons other than death. Whether a Separation from Service takes place shall be determined in accordance with the applicable provisions of Code Section 409A and all related United States Department of the Treasury guidance or Regulations, and shall be based upon whether the facts and circumstances surrounding the termination of the Executive’s employment indicate that the Bank and the Executive reasonably anticipate that the Executive either (i) will provide no significant services in any capacity for the Bank or any affiliate following such termination, or (ii) will, as an employee or independent contractor, provide services to the Bank or any affiliate of the Bank following such termination of employment at an annual rate which is not more than twenty percent (20%) of the services rendered, on average, during the immediately preceding thirty six (36) full calendar months (or the full period for which the Executive provided services to the Bank (whether as an employee or as an independent contractor) if the Executive has, at the time of the termination of the Executive’s employment, been providing services for a period of less than thirty six (36) months.

The Executive’s employment relationship will be treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, for so long as the Executive’s right to reemployment with the Bank is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to reemployment, a Separation from Service will be deemed to have occurred as of the first day immediately following such six (6) month period.

1.13a.

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise, as conclusively determined by the Plan Administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Executive is determined to be a Specified Employee for an identification period, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

1.14.	“Termination for Cause” has that meaning set forth in Article 5.

Article 2
Distributions During Lifetime

2.1.	Normal Retirement Benefit. Upon Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Thousand Dollars ($100,000).

2.1.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s sixty-fifth (65th) birthday. The annual benefit shall be distributed for fifteen (15) years.

2.2.	Early Termination Benefit. Upon the Executive’s Early Termination, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1

Amount of Benefit. The annual benefit under this Section 2.2 is the Early Termination benefit set forth on Schedule A based on the date on which Separation from Service occurs. Additionally, the benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial period in which Separation from Service takes place.

2.2.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing within thirty (30) days following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.3.

Disability Benefit. If the Executive’s Disability occurs prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1

Amount of Benefit. The benefit under this Section 2.3 is the Disability benefit set forth on Schedule A based on the date on which Disability occurs. Additionally, the benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial period in which Separation from Service takes place.

2.3.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing within thirty (30) days following Normal Retirement Age. The annual benefit shall be distributed for fifteen (15) years.

2.4.

Change in Control Benefit. If the Executive is a full time employee at the date a Change in Control occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1

Amount of Benefit. The annual benefit under this Section 2.4 is the Change in Control benefit set forth on Schedule A based on the date on which Separation from Service occurs. Additionally, the benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial period in which Separation from Service takes place.

2.4.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing within thirty (30) days following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.4.3

Parachute Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Bank determines in good faith that any payment or benefit received or to be received by Executive pursuant to this Agreement, or otherwise (with all such payments and benefits, including, without limitation, salary and bonus payments, being defined as “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code by reason of being considered to be “contingent on a change in ownership or control” of the Bank within the meaning of Section 280G of the Code, then such Total Payments shall be reduced in the manner reasonably determined by Bank, in its sole discretion, to the extent necessary so that the Total Payments will be less than three times Executive’s “base amount” (as defined in Section 2800(b)(3) of the Code).

2.5.

Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service, the provisions of this Section 2.5 shall govern all distributions hereunder. Benefit distributions that are made due to a Separation from Service occurring while the Executive is a Specified Employee shall not be made during the first six (6) months following Separation from Service, rather any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6.

Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, the Executive may petition the Plan Administrator for a distribution of that portion the amount the Bank has accrued with respect to the Bank’s obligations hereunder that is required to be included in the Executive’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Executive immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount shall not exceed the Executive’s unpaid amount the Bank has accrued with respect to the Bank’s obligations hereunder. If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Executive’s petition is granted. Such a distribution shall affect and reduce the Executive’s benefits to be paid under this Agreement.

2.7.	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)     may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)     must, for benefits distributable under Sections 2.1 and 2.3, be made at least twelve (12) months prior to the first scheduled distribution;

(c)     must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)     must take effect not less than twelve (12) months after the election is made.

Article 3
Distribution at Death

3.1.

Death During Active Service. If the Executive dies while in the active service to the Bank, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1

Amount of Benefit. The benefit under this Section 3.1 is the death benefit set forth on Schedule A based on the date on which death occurs. Additionally, the benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial period in which Separation from Service takes place..

3.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in a lump sum within ninety (90) days following the Executive’s death.

3.2.

Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3.

Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following the Executive’s death.

Article 4
Beneficiaries

4.1.

Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefit distributions under this Agreement to a Beneficiary upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

4.2.

Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3.	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4.

No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5.

Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5
General Limitations

5.1.

Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s service is terminated by the Board for: (i) the willful and continued failure by Executive to perform his or her duties for the Bank after at least one warning in writing from the Board or its designee identifying specifically any such failure; (ii) willful misconduct of any type by Executive, including, but not limited to, the disclosure or improper use of confidential information which causes material injury to the Bank, as specified in a written notice to Executive from the Board or its designee; or (iii) the Executive’s conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism (other than for illness), after a warning (with respect to drunkenness or absenteeism only) in writing from the Board or its designee to refrain from such behavior. No act or failure to act on the part of Executive shall be considered to have been willful for purposes of clause (i) or (ii) of this Section 5.1 unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of Employer.

5.2.

Suicide or Misstatement. No benefits shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

5.3.

Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

Article 6
Administration of Agreement

6.1.

Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

6.2.

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3.

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4.

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5.

Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

6.6.

Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7
Claims and Review Procedures

7.1.

Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

7.1.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3

Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2.	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1

Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2

Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3

Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5

Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8
Amendments and Termination

8.1.

Amendments. This Agreement may be amended only by a written agreement signed for Two River Community Bank and the Executive. However, Two River Community Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its counsel, auditors or banking regulators, or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

8.2.

Plan Termination Generally. This Agreement may be terminated only by a written agreement signed for Two River Community Bank and by the Executive. The benefit hereunder shall be the amount that Two River Community Bank has accrued with respect to Two River Community Bank’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3.	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, if this Agreement terminates in the following circumstances:

(a)     Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)     Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)     Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement; then Two River Community Bank may distribute the amount that Two River Community Bank has accrued with respect to its obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 9
Miscellaneous

9.1.	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2.

No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to separate from service at any time.

9.3.	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4.

Tax Withholding. The Bank shall withhold any taxes that are required to be withheld, under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5.	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of New Jersey, except to the extent preempted by the laws of the United States of America.

9.6.

Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7.

Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8.

Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9.

Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Two River Community Bank
Attn:
766 Shrewsbury Avenue
Tinton Falls, New Jersey 07724

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.10.	Compliance with Code Section 409A. This Agreement shall be interpreted and administered in a manner consistent with Code Section 409A.

9.11.

Limitations Imposed by Emergency Economic Stabilization Act of 2008, American Recovery and Reinvestment Act of 2009, and Other Applicable Law: Executive acknowledges that the Bank’s tender of performance under this Agreement may be limited, proscribed or prohibited by the applicable provisions of some or all of the Emergency Economic Stabilization Act of 2008 (“EESA”); the American Recovery and Reinvestment Act of 2009 (“ARRA”); those regulations and that administrative authority which have been, are or may be promulgated under either; and future statutory law, regulations and administrative pronouncements (collectively, “Limiting Law”). Executive agrees and acknowledges that only if, for so long as, and to the extent that any provision of Limiting Law is applicable to limit, proscribe or prohibit any payment which would otherwise be tendered to Executive under this Agreement or any benefit which would otherwise be conferred upon Executive under this Agreement, the Bank shall be under no actual or implied obligation to, and shall not, tender to Executive or confer upon Executive, in the case of a prohibition, such payment or such benefit or, in the case of a limitation or proscription, only such portion of such payment or such benefit as is limited or proscribed. This Agreement shall be without binding effect to the extent of such limitation, proscription, or prohibition. The determination as to whether, and the extent to which, any provision of Limiting Law is applicable to limit, proscribe or prohibit any payment which would otherwise be tendered to Executive under this Agreement or any benefit which would otherwise be conferred upon Executive under this Agreement shall be made by the Bank in consultation with its professional advisers. Executive shall execute and deliver any document or correspondence which is deemed by counsel to the Bank to be necessary or in the Bank’s best interests to reaffirm Executive’s agreement that the provisions of Limiting Law, to the extent of their applicability, supersede the terms and enforceability of this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE:	BANK:
TWO RIVER COMMUNITY BANK

/s/ WILLIAM D. MOSS	By	/s/ A. RICHARD ABRAHAMIAN
William Moss

	Title	Executive Vice President & CFO

I,       William Moss                                 , designate the following as Beneficiary under the Agreement:

Primary:	___%

___%

Contingent:
___%

___%

Notes:

●	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
●	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
●	To name your estate as Beneficiary, please write “Estate of [your name]”
●	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name: William Moss

Signature:	Date:
Received by the Plan Administrator this ____ day of _____, ______
By:
Title:

Supplemental Executive Retirement Plan

Schedule A

William Moss

Birth Date: 5/2/1957 *Normal Retirement: 5/2/2022, Age 65* *Normal Retirement Payment: Monthly for 15 Years*			**Early Termination** Annual Amount Payable Monthly for 15 Years at Separation from Service	**Disbility** Annual Amount Payable Monthly for 15 Years at Normal Retirement Age	**Change in Control** Annual Amount Payable Monthly for 15 Years at Separation from Service	**Death** Amount Payable in a Lump Sum Upon Death
Values As Of	**Age**	**Benefit Level**	**Annual Benefit** [1]	**Annual Benefit** [1,2]	**Annual Benefit** [1,2]	**Annual Benefit** [2]
July 1, 2013	56	100,000	23,021	37,267	69,173	665,319
Dec 31, 2013	56	100,000	33,272	46,133	71,885	691,400
July 1, 2014	57	100,000	43,522	50,824	73,562	707,533
Dec 31, 2014	57	100,000	46,296	54,174	74,760	719,056
Dec 31, 2015	58	100,000	52,122	61,710	77,750	747,818
Dec 31, 2016	59	100,000	58,339	68,772	80,860	777,731
Dec 31, 2017	60	100,000	64,971	75,392	84,095	808,840
Dec 31, 2018	61	100,000	72,048	81,596	87,459	841,193
Dec 31, 2019	62	100,000	79,598	87,410	90,957	874,841
Dec 31, 2020	63	100,000	87,655	92,860	94,595	909,835
Dec 31, 2021	64	100,000	96,251	97,968	98,379	946,228
May 31, 2022	65	100,000	100,000	100,000	100,000	961,819

The first line represents the plan values as of July 1, 2013.

[1] The annual benefit amount will be distributed in 12 equal monthly payments for a total of 180 monthly payments.

[2] Note that accounting rules may require an additional accrual at the time this benefit is triggered.

IF THERE IS A CONFLICT BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.

William Moss ____________________ By ____________________

Date ____________________ Title ____________________

Date ____________________